Exhibit 2.9

EXECUTION VERSION

QIAGEN N.V.
U.S.$73,000,000
3.19% Series A Senior Notes due October 16, 2019
and
U.S.$300,000,000
3.75% Series B Senior Notes due October 16, 2022
and
U.S.$27,000,000
3.90% Series C Senior Notes due October 16, 2024
______________
NOTE PURCHASE AGREEMENT
______________
Dated as of October 16, 2012

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Page

1.	AUTHORIZATION OF NOTES; ESTABLISHMENT OF SERIES; SUBSIDIARY GUARANTEES 1

2.	SALE AND PURCHASE OF NOTES 2

3.	CLOSING 2

4.	CONDITIONS TO CLOSING 2

4.1.	Representations and Warranties 3

4.2.	Performance; No Default 3

4.3.	Compliance Certificates 3

4.4.	Opinions of Counsel 3

4.5.	Purchase Permitted By Applicable Law, Etc 3

4.6.	Sale of Other Notes 4

4.7.	Payment of Special Counsel Fees 4

4.8.	Private Placement Numbers 4

4.9.	Changes in Corporate Structure 4

4.10.	Acceptance of Appointment to Receive Service of Process 4

4.11.	Funding Instructions 4

4.12.	Resignation of Borrowers under Principal Bank Facility 5

4.13.	Proceedings and Documents 5

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 5

5.1.	Organization; Power and Authority 5

5.2.	Authorization, Etc 5

5.3.	Disclosure 6

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates 6

5.5.	Financial Statements; Material Liabilities 7

5.6.	Compliance with Laws, Other Instruments, Etc 7

5.7.	Governmental Authorizations, Etc 7

5.8.	Litigation; Observance of Agreements, Statutes and Orders 8

5.9.	Taxes 8

5.10.	Title to Property; Leases 9

5.11.	Licenses, Permits, Etc 9

5.12.	Compliance with ERISA; Non-U.S. Plans 9

5.13.	Private Offering by the Company 11

5.14.	Use of Proceeds; Margin Regulations 11

5.15.	Existing Indebtedness; Future Liens 11

5.16.	Foreign Assets Control Regulations, Etc 12

5.17.	Status under Certain Statutes 13

5.18.	Environmental Matters 13

5.19.	Ranking of Obligations 14

6.	REPRESENTATIONS OF THE PURCHASERS 14

6.1.	Purchase for Investment 14

6.2.	Source of Funds 14

7.	INFORMATION AS TO COMPANY 16

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(continued)
Page

7.1.	Financial and Business Information 16

7.2.	Officer’s Certificate 18

7.3.	Visitation 19

7.4.	Limitation on Disclosure Obligation 20

8.	PAYMENT AND PREPAYMENT OF THE NOTES 20

8.1.	Maturity 20

8.2.	Optional Prepayments with Make-Whole Amount 20

8.3.	Prepayment for Tax Reasons 21

8.4.	Allocation of Partial Prepayments 23

8.5.	Maturity; Surrender, Etc 23

8.6.	Purchase of Notes 23

8.7.	Make-Whole Amount and Modified Make-Whole Amount 24

8.8.	Change of Control Prepayment Offer 25

8.9.	Change in OFAC Sanctions Prepayment 27

9.	AFFIRMATIVE COVENANTS 28

9.1.	Compliance with Law 28

9.2.	Insurance 28

9.3.	Maintenance of Properties 28

9.4.	Payment of Taxes and Claims 29

9.5.	Corporate Existence, Etc 29

9.6.	Books and Records 29

9.7.	Priority of Obligations 29

9.8.	Subsidiary Guarantors 30

10.	NEGATIVE COVENANTS 31

10.1.	Transactions with Affiliates 31

10.2.	Merger, Consolidation, Etc 31

10.3.	Sale of Assets 33

10.4.	Liens 34

10.5.	Limitation on Subsidiary Indebtedness 37

10.6.	Leverage Ratio 38

10.7.	Line of Business 39

10.8.	Terrorism Sanctions Regulations 39

10.9.	Limitation on Guarantees 39

11.	EVENTS OF DEFAULT 40

12.	REMEDIES ON DEFAULT, ETC 43

12.1.	Acceleration 43

12.2.	Other Remedies 44

12.3.	Rescission 44

12.4.	No Waivers or Election of Remedies, Expenses, Etc 44

13.	TAX INDEMNIFICATION 45

13.1.	Gross-up 45

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(continued)
Page

13.2.	Treaty Clearance 46

13.3.	Tax Credits, Etc 47

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 49

14.1.	Registration of Notes 49

14.2.	Transfer and Exchange of Notes; No Transfer to Competitors 49

14.3.	Replacement of Notes 50

15.	PAYMENTS ON NOTES 50

15.1.	Place of Payment 50

15.2.	Home Office Payment 50

16.	EXPENSES, ETC 51

16.1.	Transaction Expenses 51

16.2.	Certain Taxes 51

16.3.	Survival 52

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT 52

18.	AMENDMENT AND WAIVER 52

18.1.	Requirements 52

18.2.	Solicitation of Holders of Notes 53

18.3.	Binding Effect, Etc 53

18.4.	Notes Held by Company, Etc 54

19.	NOTICES; ENGLISH LANGUAGE 54

20.	REPRODUCTION OF DOCUMENTS 55

21.	CONFIDENTIAL INFORMATION 55

22.	SUBSTITUTION OF PURCHASER 56

23.	MISCELLANEOUS 56

23.1.	Successors and Assigns 56

23.2.	Payments Due on Non-Business Days 57

23.3.	Accounting Terms 57

23.4.	Severability 58

23.5.	Construction, Etc 58

23.6.	Counterparts 58

23.7.	Governing Law 58

23.8.	Jurisdiction and Process; Waiver of Jury Trial 59

23.9.	Obligation to Make Payment in Dollars 60

23.10.	FASB 157 and 159 60

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Schedule A    —    Information Relating to Purchasers
Schedule B    —    Defined Terms
Schedule 5.3     —    Disclosure Materials
Schedule 5.4     —    Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.5     —    Financial Statements
Schedule 5.15    —    Existing Indebtedness
Exhibit 1(a)(i)    —    Form of 3.19% Series A Senior Note due October 16, 2019
Exhibit 1(a)(ii)    —    Form of 3.75% Series B Senior Note due October 16, 2022
Exhibit 1(a)(iii) —    Form of 3.90% Series C Senior Note due October 16, 2024
Exhibit 1(b)     —    Form of Subsidiary Guaranty Agreement
Exhibit 4.4(a)(i) —     Form of Opinion of U.S. Special Counsel for the Company
Exhibit 4.4(a)(ii) —     Form of Opinion of Dutch Special Counsel for the Company
Exhibit 4.4(b)     —    Form of Opinion of Special Counsel for the Purchasers
Exhibit 7.2     —    Form of Compliance Certificate

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QIAGEN N.V.
Spoorstraat 50
5911 KJ Venlo
The Netherlands
3.19% Series A Senior Notes due October 16, 2019
3.75% Series B Senior Notes due October 16, 2022
3.90% Series C Senior Notes due October 16, 2024
October 16, 2012
To Each of the Purchasers Listed in
Schedule A Hereto:
Ladies and Gentlemen:
Qiagen N.V., a limited liability company incorporated under the laws of The Netherlands with corporate seat in Venlo, The Netherlands (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each a “Purchaser” and collectively the “Purchasers”) as follows:

1.	AUTHORIZATION OF NOTES; ESTABLISHMENT OF SERIES; SUBSIDIARY GUARANTEES.
(a)    The Company will authorize the issue and sale of (i) U.S.$73,000,000 aggregate principal amount of its 3.19% Series A Senior Notes due October 16, 2019 (the “Series A Notes”), (ii) U.S.$300,000,000 aggregate principal amount of its 3.75% Series B Senior Notes due October 16, 2022 (the “Series B Notes”) and (iii) U.S.$27,000,000 aggregate principal amount of its 3.90% Series C Senior Notes due October 16, 2024 (the “Series C Notes”, and together with the Series A Notes and the Series B Notes, the “Notes”, such term to include any amendment, restatement or other modification or such notes issued in substitution therefor pursuant to Section 14). The Notes shall be substantially in the respective forms set out in Exhibits 1(a)(i), 1(a)(ii) and 1(a)(iii). Certain capitalized and other terms used in this Note Purchase Agreement (as amended, replaced, modified or supplemented from time to time, the “Agreement”) are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

(b)    The payment of the Notes and the performance by the Company of its obligations under this Agreement may, from time to time, be guaranteed by other members of the Group (each being a “Subsidiary Guarantor”), pursuant to a Subsidiary Guaranty Agreement of such Subsidiary Guarantor (as amended from time to time).

2.	SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount and in the series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe, Chicago, Illinois 60603, at 8:00 A.M., Chicago time, at a closing (the “Closing”) on October 16, 2012. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note of each series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least $500,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to:
Bank:            Deutsche Bank Trust Company Americas
ABA routing number:    021 001 033
Account number:    00-463-769
Account name:    QIAGEN North American Holdings Inc.
If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

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4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.	Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 or 10.3 had such Sections applied since such date.

4.3.	Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)    Secretary’s or Director’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Chief Executive Officer or Chief Financial Officer or a member of its Managing Board or other appropriate person, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

4.4.	Opinions of Counsel.
Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Morrison & Foerster (UK) LLP, U.S. special counsel for the Company, and De Brauw Blackstone Westbroek N.V., Dutch special counsel for the Company, substantially in the respective forms set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such

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transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, Etc.
On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.
Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.
Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing.

4.8.	Private Placement Numbers.
A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

4.9.	Changes in Corporate Structure.
The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

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4.10.	Acceptance of Appointment to Receive Service of Process.
Such Purchaser shall have received evidence of the acceptance by Corporation Service Company of the appointment and designation provided for by Section 23.8(f) of this Agreement, for the period from the date of the Closing to October 16, 2025 (and the payment in full of all fees in respect thereof).

4.11.	Funding Instructions.
At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.

4.12.	Resignation of Borrowers under Principal Bank Facility.
QIAGEN Deutschland Holding GmbH and QIAGEN North American Holdings, Inc. shall have resigned as borrowers under the Principal Bank Facility.

4.13.	Proceedings and Documents.
All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
As of the date of Closing, the Company represents and warrants to each Purchaser that:

5.1.	Organization; Power and Authority.
The Company is a corporation duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, Etc.
This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.
The Company, through its agents, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated July 2012 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, the Memorandum and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to August 17, 2012 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2011 there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

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(a)    Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been to the Knowledge of the Company validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c)    Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and, where legally applicable, duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements; Material Liabilities.
The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

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5.6.	Compliance with Laws, Other Instruments, Etc.
The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, Etc.
No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, except in each case such declarations as the Company may be required to make under the Dutch 1994 Act on Foreign Financial Relations (Wet financiële betrekkingen buitenland 1994) which do not in any way affect the legality or enforceability of the Agreement or the Notes, including, without limitation, any thereof required in connection with the obtaining of Dollars to make payments under this Agreement or the Notes and the payment of such Dollars to Persons resident in the United States of America. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in The Netherlands of this Agreement, the Notes or any Subsidiary Guaranty Agreement that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.
(a)    There are no actions, suits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in

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violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.
The Company and its Subsidiaries have filed all income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.
No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of The Netherlands or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of The Netherlands or, to the Knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of The Netherlands arising out of circumstances described in clauses (a), (b), (c) or (d) of Section 13.1 and the provisos thereto.

5.10.	Title to Property; Leases.
The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

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5.11.	Licenses, Permits, Etc.
(a)    The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best Knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best Knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.	Compliance with ERISA; Non-U.S. Plans.
(a)    The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $10,000,000 in the aggregate for all Plans. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than €10,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

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(c)    The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

5.13.	Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than not more than 75 Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to any registration requirements of any applicable securities laws of The Netherlands.

5.14.	Use of Proceeds; Margin Regulations.
(a)    The Company will apply the proceeds of the sale of the Notes to refinance existing debt and for general corporate purposes. No part of the proceeds of the sale of the Notes shall be used directly or indirectly (1) to make any investment in or to finance or refinance dealings or transactions with (i) any Person described or designated in

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the Specially Designated Nationals and Blocked Person List (the “SDN List”) of OFAC (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or that is otherwise controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) any Person, entity, organization, foreign country or regime that is officially sanctioned by the United States pursuant to the OFAC Sanctions Laws or by any other Governmental Authority pursuant to any Applicable Laws similar in substance to the Foreign Activities Laws (each OFAC Listed Person and each other Person, entity organization and government of a country described in this clause (ii), a “Blocked Person”) or (2) for any purpose that is otherwise in violation of the Trading with the Enemy Act, the OFAC Sanctions Laws or CISADA (collectively, the “Foreign Activities Laws”) or any other Applicable Laws of similar substance.
(b)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness; Future Liens.
(a)    Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (other than Indebtedness owing from one member of the Group to another) as of June 30, 2012 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

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(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, Etc.
(a)    Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate or will cause, to the Company’s Knowledge, the Purchasers to violate any of the regulations administered or enforced by OFAC (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (including but not limited to the International Emergency Economic Powers Act) (collectively, the “OFAC Sanctions Laws”).
(b)    Neither the Company nor any Controlled Entity (1) is a Blocked Person, (2) knowingly (as such term is defined in Section 101(6) of CISADA) has any investments in or engages in any dealings or transactions with any such Person, where such investments, dealings or transactions would result in any Purchaser being in violation of the Foreign Activities Laws or (3) knowingly (as such term is defined in Section 101(6) of CISADA) has any investments in or engages in any dealings or transactions with any Person where such investments, dealings or transactions would result in any Purchaser being in violation of any Anti-Money Laundering Laws, Anti-Corruption Laws or other Applicable Laws of similar substance or any Applicable Laws similar in substance to the Foreign Activities Laws. The Company and its Controlled Entities are in compliance, in all material respects, in each case to the extent such laws apply to the Company or any such Controlled Entity, with the Foreign Activities Laws, the anti-money laundering laws in the jurisdictions where they are located and/or conducting business (the “Anti-Money Laundering Laws”), the United States Foreign Corrupt Practices Act of 1977, as amended, and other anti-corruption laws in the jurisdictions where they are located and/or conducting business (collectively, the “Anti-Corruption Laws”) and other Applicable Laws of similar substance to all such laws.
(c)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage obtaining business in violation of any applicable Anti-Corruption Laws.

5.17.	Status under Certain Statutes.
Neither the Company nor any Subsidiary is subject to regulation under the United States Investment Company Act of 1940, as amended, the United States ICC Termination Act of 1995, as amended, or the United States Federal Power Act, as amended.

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5.18.	Environmental Matters.
(a)    Neither the Company nor any Subsidiary has Knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has Knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
(d)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Ranking of Obligations
The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, in right of payment, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company except for those obligations that are mandatorily preferred by law.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.
(a)    Each Purchaser severally represents that it is an “accredited investor” within the meaning of Regulation D of the Securities Act and is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available,

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except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes nor does it intend to do so and, in any event, a Purchaser shall only reoffer or resell the Notes purchased by it in accordance with any available exemption from the requirements of Section 5 of the Securities Act, except as aforesaid.
(b)    Without limiting the foregoing, each Purchaser severally agrees that it will not, directly or indirectly, resell the Notes purchased by it to a Person which it is aware is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is limited hereby).

6.2.	Source of Funds.
Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified

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professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

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The Company shall deliver to each holder of Notes that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):
(a)    Interim Statements -- promptly after the same are available and in any event within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of
(i)    a consolidated balance sheet of the Company, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its consolidated results of operations and consolidated cash flows, subject to changes resulting from year-end adjustments;
(b)    Annual Statements -- promptly after the same are available and in any event within 90 days after the end of each fiscal year of the Company, duplicate copies of
(i)    a consolidated balance sheet of the Company, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects (or give a true and fair view of) the consolidated financial position of the companies being reported upon and their consolidated results of operations and consolidated cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances (or such other unqualified audit opinion as it would be customary at the time of its issuance pursuant to standards promulgated by the relevant accounting rules body);

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(c)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally (if applicable), and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default -- promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    Employee Benefit Matters -- promptly and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

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(iv)    receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)    Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(g)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

7.2.	Officer’s Certificate.
Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer in the form of Exhibit 7.2 setting forth:
(a)    Covenant Compliance — the information (including reasonably detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.6 during the interim or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence, together with a reconciliation of such financial statements with Pre-Default GAAP (if Pre-Default GAAP is being applied at such time) showing, in reasonable detail, the effect of the application of Pre-Default GAAP); provided that if the Company begins providing consolidated annual financial statements under section 7.1(b) of this Agreement prepared in accordance with IFRS, the Company will show the calculations in the certificates provided under this Section 7.2(a) pursuant to both IFRS and US-GAAP for the fiscal year following such change to IFRS;
(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any

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Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Visitation.
The Company shall permit the representatives of each holder of Notes (other than a Competitor) that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company and during normal business hours, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

7.4.	Limitation on Disclosure Obligation.
Neither the Company nor any Subsidiary shall be required to disclose the following information pursuant to Section 7.1(c), 7.1(g) or 7.3:
(a)    information that the Company or Subsidiary determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b)    information that, notwithstanding the confidentiality requirements of Section 21, the Company or such Subsidiary is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company or such Subsidiary and not entered into in contemplation of this clause (b), provided that the Company or such Subsidiary, as applicable, shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided

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further that the Company or the Subsidiary, as applicable, has received a written opinion of counsel (which may be an internal counsel) confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.
Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company or the Subsidiary will provide such holder with a written opinion of counsel (which may be addressed to the Company or the Subsidiary and which may be of an internal counsel) relied upon as to any requested information that the Company or the Subsidiary is prohibited from disclosing to such holder under circumstances described in this Section 7.4.
Under no circumstances shall the Company or any Subsidiary be required to disclose any information whatsoever under the terms of this Agreement to any Person that is a Competitor.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.

8.1.	Maturity.
As provided therein, the entire unpaid principal balance of each series of the Notes shall be due and payable on the stated maturity date thereof.

8.2.	Optional Prepayments with Make-Whole Amount.
The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes of all series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount (if any) determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount (if any) for each series due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment,

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the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.	Prepayment for Tax Reasons.
If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes and such Additional Payments would be in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the affected Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount (if any) for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount (if any) due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make-Whole Amount (if any) shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being

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so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount, if applicable, as of such prepayment date.
No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).
The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (a) if a Default or Event of Default then exists, (b) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.
For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of the United States of America or The Netherlands after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel (or other tax advisor(s)) having recognized expertise in the field of taxation in the Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law)

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affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

8.4.	Allocation of Partial Prepayments.
In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes (regardless of series) at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, Etc.
In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.
The Company will not and will not permit any Affiliate, which it directly or indirectly controls, to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate, which it directly or indirectly controls, pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (except to the extent necessary to reflect differences in the interest rates and maturities of the Notes of different series), which offer shall remain outstanding for a reasonable period of time (not to be less than 30 days); provided, that any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer. If the holders of more than 50% of the principal amount of the Notes then outstanding accept any such offer made pursuant to the foregoing subpart (b), the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 days from its receipt of such notice to accept such offer. A failure by a holder of Notes to respond to an offer to purchase made pursuant to

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subpart (b) of this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder. The Company will promptly cancel all Notes acquired by it or any Affiliate which it directly or indirectly controls pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount and Modified Make-Whole Amount.
The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note of any series, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. For the purposes of determining the Make-Whole Amount, or the Modified Make-Whole Amount, the following terms have the following meanings:
“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).
“Called Principal” means, with respect to any Note of any series, the principal of such Note that is to be prepaid pursuant to Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note of any series, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note of any series, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued

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actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in U.S. Federal Reserve Statistical Release H.15 (or any comparable successor publication) for applicable on the run U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable on the run U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable on the run U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note of any series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note of any series, the date on which such Called Principal is to be prepaid pursuant to

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Section 8.2 or 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Notwithstanding the foregoing, at no time shall the calculation of any Make-Whole Amount or Modified Make-Whole Amount take into account any Elevated Interest Rate which may be in effect at any time.

8.8.	Change of Control Prepayment Offer.
(a)    Promptly upon becoming aware that a Change of Control has occurred (and in any event not later than ten (10) Business Days thereafter), the Company shall give written notice (the “Change of Control Notice”) of such fact to all holders of the Notes. The Change of Control Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.8 and the rights of the holders hereunder and (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder at 100% of the principal amount of such Notes at par (without any make-whole, premium, penalty or Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), together with interest accrued thereon to the prepayment date selected by the Company, which prepayment shall be on a date specified in the Change of Control Notice, which date shall be a Business Day not less than 30 nor more than 60 days after such Change of Control Notice is given.
(b)    A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not more than 25 days after the date of the written offer notice referred to in subsection (a) of this Section 8.8. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.
(c)    On the prepayment date specified in the Change of Control Notice, the entire unpaid principal amount of the Notes held by each holder of Notes which has accepted such prepayment offer, together with interest accrued thereon to the prepayment date (without any make-whole, premium, penalty or Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), shall become due and payable.
(d)    For purposes of this Section 8.8:
(i)    a “Change of Control” occurs if (A) any Person or group of related Persons (other than Stichting Preferente Aandelen Qiagen) holds at least 50% of the voting rights in the Company or (B) the description in the objects clause in the articles (doelomschrijving) of Stichting Preferente Aandelen Qiagen is changed from the description as at the date hereof unless otherwise agreed with the Required Holders, if at the time of such change of the objects clause Stichting Preferente Aandelen Qiagen holds at least 50% of the voting rights in the Company; provided that for purposes of this paragraph, a Person shall be deemed to hold 50% of the voting rights in the

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Company if that Person, or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote (stemgerechtigden) can, alone or together, exercise more than 50% of the voting rights in the general meeting of shareholders (algemene vergadering) of the Company;
(e)    For purposes of this Section 8.8 only, a Change of Control shall not be deemed to have occurred by reason of a new Holding Company acquiring the entire issued share capital of the Company if:
(i)    such acquisition is for the purposes of solvent re-organization or re-construction of the Group;
(ii)    the details of the new Holding Company and the proposed reorganization or reconstruction have been provided to the holders of the Notes; and
(iii)    such new Holding Company is a corporation or limited liability entity organized in a Permitted Jurisdiction which is owned by substantially the same shareholders in substantially the same proportions as those who owned the Company immediately before the acquisition of the Company.

8.9.	Change in OFAC Sanctions Prepayment.
(a)    Within five Business Days after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Violation has occurred with respect to such Affected Noteholder as a result of any OFAC Event, which notice shall (i) refer specifically to this Section 8.9 and describe in reasonable detail such Noteholder Sanctions Violation and such OFAC Event and (ii) be accompanied by an opinion of nationally recognized independent counsel in the appropriate jurisdiction to the effect that a Noteholder Sanctions Violation shall have occurred with respect to such Affected Noteholder, the Company shall by written notice (a “Sanctions Prepayment Notice”) delivered to such Affected Noteholder offer to prepay on a Business Day not less than 30 days and not more than 60 days after the date of such Sanctions Prepayment Notice (the “Sanctions Prepayment Date”) the Notes of such Affected Noteholder, at 100% of the principal amount of such Notes at par (and without any make-whole, premium, penalty, Make-Whole Amount or Modified Make-Whole Amount whatsoever or however described), together with interest accrued thereon to the Sanctions Prepayment Date, and specify the Sanctions Prepayment Response Date (as defined below). Such Affected Noteholder shall notify the Company of such Affected Noteholder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on a date at least ten Business Days prior to the Sanctions Prepayment Date (such date ten Business Days prior to the Sanctions Prepayment Date being the “Sanctions Prepayment Response Date”). If such Affected Noteholder has accepted the Company’s prepayment offer in accordance with this Section 8.9, on the Sanctions Prepayment Date, the entire unpaid principal amount of the Notes held by such holder of Notes which has accepted such prepayment offer, together with interest accrued to the Sanctions Prepayment Date (but without any make-whole, premium, penalty,

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Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described), shall become due and payable and the Company shall pay such amount on the Sanctions Prepayment Date. The failure by such Affected Noteholder to respond to such offer in writing on or before the Sanctions Prepayment Response Date shall be deemed to be a rejection of such offer.
(b)    No prepayment of any Note shall be permitted pursuant to this Section 8.9 as a result of any OFAC Event if a Prohibited Subsequent Action shall have occurred with respect to such OFAC Event.
(c)    Promptly, and in any event within five (5) Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Violation shall have occurred with respect to such Affected Noteholder as a result of any OFAC Event, the Company shall forward a copy of such notice to each holder of Notes.
(d)    Notwithstanding the provisions of Section 8.9(a), if any Affected Noteholder that has given written notice to the Company of its acceptance of the Company’s prepayment offer in accordance with this Section 8.9 also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any United States Governmental Authority in order to receive a prepayment pursuant to this Section 8.9, the principal amount of the Affected Noteholder’s Notes, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later of (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.9, and in any event, any such delay in accordance with the foregoing clause (d)(ii) shall not be deemed to give rise to any Default or Event of Default.

9.	AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.
Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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9.2.	Insurance.
The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.
Subject to Sections 10.2 and 10.3, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.
The Company will, and will cause each of its Subsidiaries to, file all income or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, Etc.

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Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect its corporate (or similar) existence. Subject to Sections 10.2 and 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Books and Records.
The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.7.	Priority of Obligations.
The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu in right of payment, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company, except for such Indebtedness as would be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application. The Company will ensure that the payment obligations of each Subsidiary Guarantor under its respective Subsidiary Guaranty Agreement will at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor, except for such Indebtedness as would be preferred by operation of bankruptcy, insolvency, liquidation or similar laws of general application.

9.8.	Subsidiary Guarantors.
(a)    The Company may, at its election (but subject to Section 9.8(c)), at any time or from time to time, cause any Subsidiary which is not then a Subsidiary Guarantor to become a Subsidiary Guarantor if the following conditions are satisfied:
(i)    each holder of a Note shall have received an executed Subsidiary Guaranty Agreement from such new Subsidiary Guarantor;
(ii)    each holder of a Note shall have received an opinion or opinions of counsel in all applicable jurisdictions to the combined effect that (A) such Subsidiary Guaranty Agreement of such new Subsidiary Guarantor has been duly authorized, executed and delivered by such new Subsidiary Guarantor and constitutes a legal, valid and binding obligation enforceable

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against such new Subsidiary Guarantor in accordance with its terms and (B) the obligations of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement rank at least pari passu in right of payment with the other outstanding unsecured and unsubordinated Indebtedness of the Subsidiary Guarantor, including without limitation, under the Principal Bank Facility, all as subject to any exceptions and assumptions of the type set forth in the opinions referenced in Section 4.4 and as are reasonable under the circumstances;
(iii)    each holder of a Note shall have received a certificate of the Secretary or a Director (or other appropriate officer or person) of the new Subsidiary Guarantor as to due authorization, charter documents, board resolutions and the incumbency of officers;
(iv)    each holder of a Note shall have received evidence of (A) the appointment of Corporation Service Company (or any successor to the duties thereof) as such new Subsidiary Guarantor’s agent to receive, for it and on its behalf service of process in the State of New York with respect thereto and (B) the payment of fees for such service through October 16, 2025; and
(v)    each holder of a Note shall have received a certificate of a Responsible Officer of the Company certifying that at such time and immediately after giving effect to such Subsidiary Guaranty Agreement no Default or Event of Default shall have occurred and be continuing.
(b)    Subject to Section 9.8(c), at the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty Agreement and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders or any other Person, provided, in each case, that (i) after giving effect to such release no Default or Event of Default shall have occurred and be continuing, (ii) that no amount is then due and payable under such Subsidiary Guaranty Agreement, (iii) with respect to any release of a Subsidiary Guarantor from its obligations and liabilities under any Principal Bank Facility, no consideration was paid to the holders of such Indebtedness incurred pursuant to a Principal Bank Facility for such release unless the holders of the Notes are paid consideration on a pro rata basis as such holder of Indebtedness incurred pursuant to a Principal Bank Facility for the discharge of the Subsidiary Guarantor’s obligations and liabilities under the Subsidiary Guaranty Agreement, and (iv) each holder of Notes shall have received a certificate of a Responsible Officer to the foregoing effect and setting forth the information (including reasonably detailed computations) reasonably required to establish compliance with the foregoing requirements.
(c)    The Company agrees that so long as any Subsidiary is a borrower or guarantor under or with respect to the Principal Bank Facility such Subsidiary shall at all such times be a Subsidiary Guarantor.

10.	NEGATIVE COVENANTS.

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The Company covenants that so long as any of the Notes are outstanding:

10.1.	Transactions with Affiliates.
The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.2.	Merger, Consolidation, Etc.
The Company will not, and will not permit any Subsidiary Guarantor to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, otherwise than as permitted under Section 10.3, provided however, that:
(a)    the Company may consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its assets to, any other Person if (i) either (A) the Company shall be the surviving or continuing Person, or (B) the surviving, continuing or resulting Person that purchases, leases or otherwise acquires all or substantially all of the assets of the Company (1) is a solvent corporation or limited liability company incorporated under the laws of any Permitted Jurisdiction and (2) expressly assumes the obligations of the Company hereunder and under the Notes, in a writing which is in form and substance reasonably satisfactory to the Required Holders, and (ii) at the time of such transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;
(b)    any Subsidiary Guarantor may consolidate or merge with, or sell, lease or otherwise dispose of all or substantially all of its assets to, any other Person if (i) either (A) the Company or the Subsidiary Guarantor shall be the surviving or continuing Person, or (B) the surviving, continuing or resulting Person that purchases, leases or otherwise acquires all or substantially all of the assets of the Subsidiary Guarantor (1) is a solvent corporation or limited liability company and (2) expressly assumes the obligations of the Subsidiary Guarantor under the Subsidiary Guaranty Agreement to which it is a party, in a writing which is in form and substance reasonably satisfactory to the Required Holders, and (ii) at the time of such transaction and after giving effect thereto no Default or Event of Default shall have occurred and be continuing;
(c)    the Company and any Subsidiary Guarantor may sell, lease or otherwise dispose of their respective assets in accordance with the provisions of Section 10.3, and

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provided, further, that in the event of a merger, consolidation or sale described in subparagraph (B) of paragraph (a) or subparagraph (B) of paragraph (b):
(1)    the holders of Notes shall have received an opinion of independent counsel to the surviving Person as to (i) the due organization, valid existence and, if legally applicable, good standing of the surviving Person, (ii) the due authorization, execution and delivery of any required assumption agreement by the surviving Person and (iii) the valid, binding and enforceable nature of the obligations of the surviving Person under such assumption agreement subject to reasonable and customary exceptions, assumptions and/or qualifications under the circumstances; and
(2)    the holders of Notes shall have received each then existing Subsidiary Guarantor’s (or the surviving Person’s in a merger or consolidation involving a Subsidiary Guarantor, if appropriate) unconditional and irrevocable confirmation and reaffirmation as to its obligations under its respective Subsidiary Guaranty Agreement, pursuant to a writing in form and substance reasonably satisfactory to the Required Holders.
No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, the Notes or any Subsidiary Guaranty Agreement, as applicable.

10.3.	Sale of Assets.
The Company will not and will not permit any Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of (each, or any combination thereof, being a “Disposition”) any of its assets unless, after giving effect to such proposed Disposition, the higher of the aggregate net book value and the net consideration receivable of all assets of the Group that were the subject of Dispositions made during the 365-day period ending on the date of such proposed Disposition does not exceed 15% of Consolidated Total Assets (to be determined as of the last date of the quarterly fiscal period then most recently ended), provided that the following Dispositions (or portions thereof) shall not be taken into account for purposes of this Section 10.3:
(a)    Dispositions made in the ordinary course of business;
(b)    Dispositions of assets from one member of the Group to another member of the Group (including any Person which immediately following such Disposition becomes a member of the Group);

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(c)    Dispositions of assets or businesses on arm’s length terms in return for other assets of comparable or greater value or businesses of a similar nature with comparable or greater value or earnings generation potential;
(d)    Dispositions of any surplus, obsolete, redundant or worn-out assets not required for the efficient operations of the business of the Group;
(e)    Dispositions made pursuant to, and in full compliance with, Section 10.2;
(f)    Dispositions of assets acquired in an acquisition subsequent to Closing if (i) such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate, and (ii) such assets are sold or disposed of for cash or any other consideration which represents the fair market value thereof;
(g)    Dispositions of treasury shares of the Company for which fair value is received or in the context of issued convertible bonds, stock option, pension plan or incentives programs for employees and directors of the Company or any of its Subsidiaries;
(h)    Dispositions of cash or Cash Equivalents for purposes not otherwise prohibited by this Agreement and on arm’s length terms; and
(i)    Dispositions for fair value to the extent that the net proceeds of such Dispositions (or an amount equal thereto) are or were used within 365 days before or after the date thereof for either or both of:
(i)    investment in or the purchase, acquisition, development, redevelopment or construction of assets or businesses which are to be used or useful in the business of the Company or any Subsidiary (or the payment of Indebtedness incurred in relation to the same, so long as such Indebtedness was incurred within 365 days before or after the date of the Disposition in question); or
(ii)    the repayment of outstanding unsubordinated Indebtedness of the Company or any Subsidiary (other than Indebtedness owing to the Company, any Subsidiary or any Affiliate which the Company directly or indirectly controls); provided that any such repayment or prepayment of Indebtedness shall at or about the same time (and in any event within the related 365-day period) include an offer, which offer shall be on the same terms and conditions as to each holder of a Note and shall remain outstanding for at least 30 days, from the Company to the holders of all outstanding Notes, to prepay a pro rata portion of such Notes, such pro rata portion of the Notes to be calculated by multiplying (A) the aggregate amount of such proceeds to be so used in such repayment or prepayment of unsubordinated Indebtedness (including the Notes) by (B) a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding and the denominator of which is the aggregate principal amount of all unsubordinated

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Indebtedness of the Group outstanding (including the Notes, but excluding Indebtedness owing to the Company, any Subsidiary or any Affiliate which the Company directly or indirectly controls, and in each case calculated immediately prior to such repayment or prepayment); provided further, however, that any prepayment of the Notes pursuant to any such offer shall in all cases be at par without any make-whole, premium, penalty, Make-Whole Amount or Modified Make-Whole Amount whatsoever or howsoever described.

10.4.	Liens.
The Company will not and will not permit any Subsidiary to create, assume, incur or permit to exist any Lien upon or with respect to any property, whether now owned or hereafter acquired, unless the Notes shall be substantially concurrently secured equally and ratably with the obligation or obligations secured by such Lien pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, provided that nothing in this Section 10.4 shall prohibit:
(a)    Liens arising by operation of law and in the ordinary course of trading and Liens for taxes, assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the proviso to Section 9.4;
(b)    Liens created by or resulting from any litigation or legal proceeding which is effectively stayed while the underlying claims are being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves on its books in accordance with GAAP;
(c)    Liens incidental to the normal conduct of the business of the Company or any Subsidiary (including, but not limited to, Liens in connection with worker’s compensation, social security, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens, Liens encumbering goods and documents of title with respect to such goods, any rights of setoff and other Liens arising by operation of law) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory or planning obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business, in each such case, not in connection with the borrowing of money;
(d)    Liens existing on the date of the Closing and described in Schedule 5.15, except to the extent the principal amount secured by that Lien exceeds the amount stated in such Schedule 5.15;
(e)    Liens securing Indebtedness of any member of the Group owing to another member of the Group which is not a Finance Subsidiary;

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(f)    any Lien on an asset (including any asset of any Person at the time such Person becomes a member of the Group) acquired by a member of the Group after the date of this Agreement and in existence at the time of such acquisition but only to the extent that (i) the principal amount secured by that Lien has not been incurred or increased in contemplation of, or since, such acquisition, and (ii) the Lien is removed or discharged within 6 months of the date of acquisition of such asset;
(g)    any Lien incurred after the Closing given to secure Indebtedness incurred after the Closing in connection with the acquisition (including an acquisition pursuant to a finance lease arrangement), modification, improvement, development or redevelopment of any property, asset (or documents of title thereto) or part thereof (the “New Property”) which is useful and intended to be used in carrying on the business of the Company or one or more of its Subsidiaries, including, without limitation, Liens existing on such New Property at the time of acquisition thereof, whether or not such existing Liens were given to secure the payment of the purchase price of the New Property to which they attach provided that (i) the Lien shall attach solely to the New Property acquired, modified, improved, developed or redeveloped, (ii) the portion of such Indebtedness permitted to be secured pursuant to the provisions of this clause (g) shall not exceed the lesser of the total purchase price and the fair market value of such New Property at the time of acquisition, modification, improvement, development or redevelopment of such New Property (as determined in good faith by a Senior Financial Officer), and (iii) such Lien is created or assumed with respect of such New Property at the time of, or within 365 days of such acquisition, modification, improvement, development or redevelopment;
(h)    leases, subleases, minor encumbrances, covenants, easements or reservations, or for rights-of-way, utilities and other similar purposes or zoning and other restrictions as to the use of real properties, minor survey exceptions and the like, provided that the aggregate of such Liens do not materially detract from the value of such property;
(i)    any title transfer, conditional sale or retention of title arrangement entered into by the Company or any Subsidiary in the normal course of its trading activities on the counterparty’s standard or usual terms and any Lien created or subsisting in the ordinary course of business (in connection with the provision of documentary letters of credit) and not in connection with the borrowing of money over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price of such goods;
(j)    extensions, renewals, refinancings or replacements of any Lien permitted by clauses (d) and (g) above, provided that such extension, renewal, refinancing or replacement is in respect of the same property and the principal amount of such Indebtedness outstanding immediately before giving effect to such extension, renewal, refinancing or replacement is not increased;
(k)    any Liens arising under cash-pooling agreements entered into in the ordinary course of business;

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(l)    any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Liens arising under the general terms and conditions of any financial institution, bank or Sparkasse with whom any member of the Group maintains a banking relationship in the ordinary course of business (including for the avoidance of doubt any Liens arising under or based on the Allgemeine Geschäftsbedingungen der Banken oder Sparkassen or the Dutch General Banking Conditions (Algemene bankvoorwaarden) drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) (the “Dutch General Banking Conditions”), except insofar as the Lien is given by the Company or a Material Subsidiary pursuant to clause 26 of the Dutch General Banking Conditions);
(m)    any Liens arising under framework master agreements on derivatives entered into in the ordinary course of business between any member of the Group and any financial institution provided that the encumbrance only secures the difference payable by either party of the transaction after netting of the mutual claims;
(n)    any cash cover created solely for the purpose of securing the payment obligation (or the bank guarantee for such payment obligation) under a public tender offer for shares (and other equity linked securities), in a market which requires such process in its respective take-over code;
(o)    any Liens existing or created in order to comply with Article 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Article 7b or 7e of the German Social Security Code IV (Sozialgesetzbuch IV);
(p)    any Liens created in connection with any arrangement by which a member of the Group disposes of any marketable securities on terms whereby they are or may be re-acquired by such member of the Group within a period not exceeding six (6) months from the date of its disposal up to an aggregate amount of $50,000,000 from time to time; and
(q)    Liens not otherwise permitted by clauses (a) through (p) above securing Indebtedness of one or more members of the Group, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Indebtedness secured by all such Liens permitted by this clause (q) plus (ii) the aggregate outstanding principal amount of Indebtedness permitted by Section 10.5(g) does not at any time exceed 10% of Consolidated Total Assets determined as of the last date of the quarterly fiscal period then most recently ended, provided further that, notwithstanding the foregoing, the Company will not, and will not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or pursuant to any Principal Bank Facility pursuant to this Section 10.4(q) unless and until all obligations of the Company under this Agreement and the Notes shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Holders.

10.5.	Limitation on Subsidiary Indebtedness.

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The Company will not permit any Subsidiary to create, assume, incur or guarantee or otherwise be or become liable in respect of any Indebtedness other than:
(a)    Indebtedness owed to another member of the Group;
(b)    Acquired Subsidiary Indebtedness;
(c)    Finance Subsidiary Indebtedness;
(d)    Subsidiary Guarantor Indebtedness;
(e)    Indebtedness of any Subsidiary set forth in Schedule 5.15 (other than the Convertible Bonds);
(f)    Indebtedness of a Subsidiary which is secured by any Lien permitted pursuant to the provisions of Section 10.4(g); and
(g)    Indebtedness not otherwise permitted by the foregoing clauses (a) through (f) above, provided that the sum (without duplication) of (i) the aggregate principal amount of all unpaid Indebtedness permitted pursuant to this clause (g) plus (ii) the aggregate unpaid principal amount of all Indebtedness secured by Liens permitted by Section 10.4(q) does not (A) at any time prior to the Convertible Bond Removal Date exceed 15% of Consolidated Total Assets determined as of the last date of the quarterly fiscal period then most recently ended and (B) at any time after the Convertible Bond Removal Date exceed 10% of Consolidated Total Assets determined as of the last date of the quarterly fiscal period then most recently ended (and for purposes of this clause (g) any Subsidiary Guarantor which is discharged from its Subsidiary Guaranty Agreement pursuant to Section 9.8(b) shall be deemed to have incurred all of its remaining Indebtedness on the date such Subsidiary Guaranty Agreement is discharged).

10.6.	Leverage Ratio.
(a)    The Company will not permit the Leverage Ratio as at the end of each Testing Period to be greater than 3.00 to 1.00, provided, however, that the Company shall have the right, in accordance with the following sentence, to raise this ratio to 4.00 to 1.00 (the “Elevated Ratio”) for any two (2) consecutive quarterly periods ending on the last day of a Testing Period following a Significant Acquisition so long as the Notes are outstanding; provided further, however, that the Company may not apply the Elevated Ratio in more than four (4) instances (resulting in a maximum of eight (8) quarterly periods) during the lifetime of the Notes. Upon application of the Elevated Ratio, as contemplated by the preceding proviso, the Company must deliver to each of the holders of the Notes a written notice from a Senior Financial Officer (i) stating that the Company is applying the Elevated Ratio to the quarterly periods ending on a date in the future (and specifying such quarterly periods and the ending date thereof), (ii) certifying that the Elevated Ratio is required as a

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consequence of such Significant Acquisitions, but not for any other reason, and (iii) confirming that during such quarterly periods each Note then outstanding, if the Leverage Ratio for any such Testing Period is greater than 3.00 to 1.00, shall, for such applicable portion of the Testing Period, accrue interest at the applicable Elevated Interest Rate. Additional interest resulting from the application of the Elevated Interest Rate with respect to any Note shall (A) accrue for the entire applicable quarterly period (including retroactively, as applicable) and (B) become due and payable to the holder of such Note on the earlier of (x) the next interest payment date with respect to such Note or (y) the date such Note shall have become due and payable as a result of its maturity or acceleration.
(b)    For the purpose of the Testing Period ending on a date which is less than 12 months after a permitted acquisition or permitted disposal of any business or company, the calculation of the Leverage Ratio shall be made on a pro forma combined basis.
(c)    The Leverage Ratio will be tested by reference to the latest consolidated financial statements and reports for the Group delivered under paragraphs (a) and (b) of Section 7.1. Once available, any audited consolidated financial statements for the Group shall prevail if inconsistent with any consolidated quarterly reports (without prejudice to any breach arising on the basis of consolidated quarterly reports). No item shall be taken into account more than once in any calculation.

10.7.	Line of Business.
The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum (including any other businesses and activities reasonably related thereto).

10.8.	Terrorism Sanctions Regulations.
The Company will not, and will not permit any Controlled Entity to, (a) become a Blocked Person, (b) have any investments in, or knowingly engage in any dealings or transactions with, any Blocked Person where such investments, dealings, or transactions would result in either (i) the Company or a Controlled Entity being in violation of any Foreign Activities Laws or (ii) any holder of a Note (an “Affected Noteholder”) being in violation of any Foreign Activities Laws (any such violation described in this clause (ii), a “Noteholder Sanctions Violation”); provided that, a breach of clause (b)(ii) of this Section

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10.8 as a result of any OFAC Event shall only occur with respect to any Noteholder Sanctions Violation if (A) the Noteholder Sanctions Violation directly resulted from actions taken by the Company or any Controlled Entity after the occurrence of such OFAC Event (“Prohibited Subsequent Actions”) or (B) so long as no Prohibited Subsequent Actions have occurred, (1) the Affected Noteholder with respect to such Noteholder Sanctions Violation has provided the Company with written notice of such Noteholder Sanctions Violation and such other information contemplated by Section 8.9 with respect thereto and (2) the Company shall have failed to comply with Section 8.9 with respect to such Noteholder Sanctions Violation.

10.9.	Limitation on Guarantees.
(a)    The Company shall not (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or indemnity in respect of any Indebtedness to or for the benefit of any other Person.
(b)    Paragraph (a) does not apply to:
(i)    guarantees or indemnities given in respect of the obligations of any other member of the Group (other than a Finance Subsidiary);
(ii)    guarantees or indemnities given on normal commercial terms in the ordinary course of business;
(iii)    guarantees or indemnities given in the amount existing on the date of this Agreement as disclosed in Schedule 5.15; or
(iv)    any other guarantee or indemnity given by any member of the Group the principal amount of which does not, when aggregated with the principal amounts of all other guarantees or indemnities existing in reliance on this sub-paragraph, exceed USD 35,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that such failure shall not be an Event of Default if it occurs solely from

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any technical or administrative difficulties relating solely to the transfer of such amount and such failure is remedied within five Business Days after the due date for payment; or
(b)    the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Sections 7.1(d) or 10.6; or
(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual Knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    any representation or warranty made in writing by or on behalf of the Company, a Subsidiary Guarantor or by any officer thereof in this Agreement, a Subsidiary Guaranty Agreement or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000 or its equivalent in the relevant currency of payment) on any Indebtedness that is outstanding in an aggregate principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists (and in all cases other than as a result of (A) any condition which is a Change of Control (in which event the terms and provisions of Section 8.8 shall govern) or (B) the acquisition by a member of the Group of a Subsidiary, which acquisition results in a need to refinance the Indebtedness of such Subsidiary due solely to the fact that the Subsidiary was acquired by such member of the Group, but only so long as no other default is outstanding under such Indebtedness or hereunder other than solely as a result of the aforementioned requirement to refinance upon the acquisition of such Subsidiary), and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than (A) the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests, (B) as a result of any condition which is a Change of Control (in which event the terms and provisions of Section

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8.8 shall govern) or (C) as a result of the acquisition by a member of the Group of a Subsidiary, which acquisition results in a need to refinance the Indebtedness of such Subsidiary due solely to the fact that the Subsidiary was acquired by such member of the Group, but only so long as no other default is outstanding under such Indebtedness or hereunder other than solely as a result of the aforementioned requirement to refinance upon the acquisition of such Subsidiary), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $30,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction (in each case other than in connection with a solvent liquidation of a Material Subsidiary), (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property (other than in connection with a solvent liquidation of a Material Subsidiary), (v) is adjudicated as insolvent or to be liquidated (other than in connection with a solvent liquidation of a Material Subsidiary), or (vi) takes corporate action for the purpose of any of the foregoing (other than in connection with a solvent liquidation of a Material Subsidiary); or
(h)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    any event occurs with respect to the Company or any Material Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or (h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or (h); or
(j)    (i) any default shall occur under any Subsidiary Guaranty Agreement or any Subsidiary Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Subsidiary Guaranty Agreement), including, without limitation, a determination by any Governmental

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Authority that such Subsidiary Guaranty Agreement is invalid, void or unenforceable or (ii) any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under its Subsidiary Guaranty Agreement; or
(k)    a final judgment or judgments for the payment of money aggregating in excess of $30,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(l)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the sum of (x) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed $30,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (vii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up or (viii) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
As used in Section 11(l), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

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(a)    If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon in respect of any series of the Notes at the Default Rate for such series, if applicable) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

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At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate for the applicable series, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, Etc.
No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	TAX INDEMNIFICATION.

13.1.	Gross-up.
All payments whatsoever under this Agreement and the Notes will be made by the Company in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied on such payments made to any holder of Notes by or on behalf of any jurisdiction (other than the jurisdiction in which such holder is resident for tax purposes) (a) in which the Company is incorporated, organized, managed or controlled or otherwise resides for tax purposes or (b) where a branch or office through which the

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Company is acting for purposes of this Agreement is located or from or through which the Company is making any payment (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made:
(a)    for or on account of any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(b)    for or on account of any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company or its legal counsel) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any extensions, refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction) and/or in the delay or failure by such holder to take such other reasonably requested actions in order to mitigate the amount of any such Tax, provided that the filing of such Forms and/or the taking of such other actions would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return

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information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further, that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including extensions, refilings or renewals of filings), or taking of such actions, as may be specified in a written request of the Company or its legal counsel no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);
(c)    for or on account of any estate, inheritance, gift, sale, transfer, personal property or similar tax assessment or other governmental charge; or
(d)    if arising due to any combination of clauses (a), (b) and/or (c) above;
and provided further that in no event shall the Company be obligated to pay such additional amounts (i) to any holder of a Note not resident in the United States of America in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the relevant Taxing Jurisdiction or (ii) to any holder of a Note that is registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) or the applicable double taxation treaty securities held in the name of a nominee do not qualify for an exemption from or reduction of the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.

13.2.	Treaty Clearance.
Subject to the limitations of Section 13.1(b) above, by acceptance of any Note, the holder of such Note agrees, that it will from time to time with reasonable promptness (i) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder or its legal counsel by the Company or its legal counsel (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the jurisdiction of the holder of such Note and such Taxing Jurisdiction and (ii) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the good faith opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such

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holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date; provided that (i) where such Form has been mailed to the appropriate taxing authority, each such holder shall have provided a copy of such submitted Form to the Company, and a copy of the acknowledgment of receipt of the Form from the appropriate taxing authority if available or possible to request such acknowledgment of receipt from the appropriate taxing authority and (ii) each such holder shall have responded to any query relating to such Form from the appropriate taxing authority within the longer of (1) the applicable time limits (if any such limits exist) and (2) 30 days of receipt of such query by the holder.
On or before the date of the Closing the Company or its legal counsel will furnish each Purchaser or its legal counsel with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in The Netherlands pursuant to Section 13.1(b), if any (such furnishing of such forms to be deemed to be the written request of the Company as aforesaid so that no further request must be made unless such forms must be replaced, renewed or required successor forms are promulgated, and which such written request and related filing instructions will be deemed to have been given on the date that such forms are furnished but no earlier than the date of Closing), and in connection with the transfer of any Note the Company or its legal counsel will furnish the transferee of such Note or its legal counsel with copies of any Form and English translation then required.

13.3.	Tax Credits, Etc.
If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder in its discretion (acting reasonably) determines that it has received, utilized (in the case of a credit or allowance) or been granted a refund of, or credit or allowance with respect to, such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, credit or allowance, reimburse to the Company the amount of such refund, credit or allowance as such holder shall, in its discretion (acting reasonably), determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax

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affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13.1(b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.
The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt (or a certificate of Tax deducted) issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt (or a certificate of Tax deducted) is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason (other than the delay or default of the relevant holder of a Note in the making of any filing of a Form described above or otherwise) does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
If the Company makes payment to or for the account of any holder of a Note after deduction for or on account of any Tax, and such holder is entitled to a refund of or credit or allowance with respect to the Tax to which such payment is attributable upon the making of a filing (other than a Form described above except where any such Form may also be used to request any such refund, credit or allowance for such Tax), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund, credit and/or allowance forms to be filed) use reasonable efforts to complete and deliver such refund, credit and/or allowance forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

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The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	Registration of Notes.
The Company shall keep at its registered office or principal place of business a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2.	Transfer and Exchange of Notes; No Transfer to Competitors.
(a)    Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a)(i), Exhibit 1(a)(ii) or Exhibit 1(a)(iii), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6 (other than the first sentence of Section 6.1(a)).
(b)    Without limiting the foregoing, each Purchaser and each subsequent holder of any Note severally agrees that it will not, directly or indirectly, resell any Notes

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purchased by it to a Person which is a Competitor (it being understood that such Purchaser shall advise any broker or intermediary acting on its behalf that such resale to a Competitor is limited hereby). The Company shall not be required to recognize any sale or other transfer of a Note to a Competitor and no such transfer shall confer any rights hereunder upon such transferee.

14.3.	Replacement of Notes.
Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 (or its equivalent in any other currency) or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.
Subject to Section 15.2, payments of principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.	Home Office Payment.

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So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Modified Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment, prepayment in full or purchase of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel acting for all of the holders of the Notes and, if reasonably required by the Required Holders, local or other counsel, in each case, acting for all of the holders of the Notes) incurred by the Purchasers and each other holder of a Note in connection with such transactions, in connection with any Subsidiary Guaranty Agreement and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any Subsidiary Guaranty Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any Subsidiary Guaranty Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any Subsidiary Guaranty Agreement, or by reason of being a holder of any Note, (b) the costs and expenses, including one financial advisor’s fees for all of the holders of the Notes, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or

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restructuring of the transactions contemplated hereby and by the Notes or any Subsidiary Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,000 for each series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2.	Certain Taxes.
The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States of America, The Netherlands or any jurisdiction in which remedies are enforced or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes or any Subsidiary Guaranty Agreement, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

16.3.	Survival.
The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the

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Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.	Requirements.
This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or Modified Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 11(b), 12, 13, 18, 21 or 23.9.

18.2.	Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes or any Subsidiary Guaranty Agreement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

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(c)    Consent in Contemplation of Transfer. Any consent made pursuant to this Section 18 by a holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

18.3.	Binding Effect, Etc.
Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note or any Subsidiary Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note.

18.4.	Notes Held by Company, Etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any Subsidiary Guaranty Agreement, or have directed the taking of any action provided herein or in the Notes or in any Subsidiary Guaranty Agreement to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates or any Competitor shall be deemed not to be outstanding.

19.	NOTICES; ENGLISH LANGUAGE.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized international commercial delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by a recognized international commercial delivery service (with charges prepaid) or (d) in the case of financial statements required to be delivered pursuant to Section 7.1(a) or Section 7.1(b), reports or documents required to be delivered pursuant to Section 7.1(c) or Section

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7.1(g) or certificates required to be delivered by Section 7.2, by electronic mail to any holder that has provided an email address for such purpose in Schedule A (together with a hard copy if requested by such holder). Any such notice must be sent:
(i)    if to a Purchaser or its nominee, to such Purchaser or its nominee at the address or, in the case of clause (d) above, the e-mail address specified for such communications in Schedule A, or at such other address or e-mail address as such Purchaser or its nominee shall have specified to the Company in writing (together with a hard copy if requested by such Purchaser),
(ii)    if to any other holder of any Note, to such holder at such address or, in the case of clause (d) above, the e-mail address as such other holder shall have specified to the Company in writing (together with a hard copy if requested by such holder), or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Global Treasury, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 19 will be deemed given only when actually received.
Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings wherever they may be brought.

20.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original

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itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 21, “Confidential Information” means information delivered to any holder of Notes by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to such holder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such holder or any person acting on such holder’s behalf, (c) otherwise becomes known to such holder other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such holder under Section 7.1 that are otherwise publicly available. Each holder of Notes will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such holder in good faith to protect confidential information of third parties delivered to such holder, provided that such holder may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21 and so long as such Person is not a Competitor), (v) any Person from which it offers to purchase any security of the Company or a Subsidiary Guarantor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21 and so long as such Person is not a Competitor), (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such holder’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such holder, (x) in response to any subpoena or other legal

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process, (y) in connection with any litigation to which such holder is a party or (z) if an Event of Default has occurred and is continuing, to the extent such holder may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such holder’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2.	Payments Due on Non-Business Days.

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Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting any requirement in Sections 8.2, 8.3, 8.5 or 8.8 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

23.3.	Accounting Terms.
(a)    Except as otherwise specifically provided herein, (i) all accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP as applicable to the Company from time to time, (ii) all computations made pursuant to this Agreement shall be made in accordance with GAAP as applicable to the Company from time to time (unless they specifically refer to adjustments that are not GAAP), and (iii) all financial statements deliverable hereunder shall be prepared in accordance with GAAP as applicable to the Company from time to time.
(b)    In the event that any change in GAAP shall (i) cause a Default or Event of Default related to any provision hereof (each an “Applicable Provision”) or (ii) result in an indication that a Default or Event of Default related to any Applicable Provision shall occur in the future, then the parties hereto shall proceed as follows:
(i)    such Default or Event of Default shall be tolled or suspended and the Company and the holders of all outstanding Notes shall promptly enter into good faith negotiations lasting for a period not to exceed ninety (90) days, pursuant to which the Company and the Required Holders shall (if possible) agree to an amendment or waiver of terms of this Agreement sufficient to eliminate or preempt any such Default or Event of Default; and
(ii)    in the event such good faith negotiations do not result in an amendment or waiver sufficient to eliminate or preempt any such Default or Event of Default, the Company shall be entitled to re-determine or determine (as applicable) compliance with such Applicable Provision on the basis of GAAP in effect on the date of (and as applied by the Company in connection with) the Group’s most recent consolidated financial statements issued prior to such change in GAAP (“Pre-Default GAAP”).
(c)    In the event that any re-determination or determination (as applicable) of any Applicable Provision in accordance with Pre-Default GAAP shall indicate that the

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Company is then in compliance with the Applicable Provision on such basis, no Default nor Event of Default in relation thereto shall be deemed to have occurred (or be continuing) or shall occur thereafter (as applicable) as a result of such change in GAAP.

23.4.	Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.5.	Construction, Etc.
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

23.6.	Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.7.	Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

23.8.	Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of

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New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)    The Company consents to process being served by or on behalf of any holder of a Note in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19, to Corporation Service Company, as its agent for the purpose of accepting service of any process in the United States of America. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND WITHOUT IN ANY WAY LIMITING THE PRECEDING CONSENTS TO JURISDICTION AND VENUE, THE PARTIES HERETO INTEND (AMONG OTHER THINGS) TO AVAIL THEMSELVES OF THE BENEFIT OF SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND RULE 327(B) OF THE CIVIL PRACTICE LAW AND RULES OF THE STATE OF NEW YORK.
(e)    Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(f)    The Company hereby irrevocably appoints Corporation Service Company to receive for it, and on its behalf, service of process in the United States of America.

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(g)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.9.	Obligation to Make Payment in Dollars.
Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

23.10.	FASB 157 and 159.
In determining compliance with the requirements of the covenants contained in Section 10, any election by the Company to measure any portion of Indebtedness at fair value (as permitted by Statements Nos. 157 and 159 of the Financial Accounting Standards Board or any similar accounting standard) at balance sheet date, other than to reflect a hedge or swap (or other similar derivative instrument) of such Indebtedness (including, without limitation, both interest rate and foreign currency hedges and/or swaps), shall be disregarded and such determination shall be made as if such election had not been made.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,
QIAGEN N.V.
By /s/ Roland Sackers
Managing Director

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SCHEDULE A

INFORMATION RELATING TO PURCHASERS

	Name, Address and E-mail Address of Purchaser	Principal Amount and Series of Notes to be Purchased
	[NAME OF PURCHASER]	$
(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	All other communications:
(4)	U.S. Tax Identification Number:

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SCHEDULE B

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquired Subsidiary Indebtedness” means all Indebtedness of any Person which becomes a Subsidiary after the date of Closing or is consolidated with or merged into a Subsidiary after the date of Closing and which (a) is outstanding on the date such Person becomes a Subsidiary (or such Person is at such time contractually bound, in writing to incur such Indebtedness) and (b) has not been (and is not being) incurred, extended or renewed in contemplation of such Person becoming a Subsidiary.
“Affected Noteholder” is defined in Section 10.8.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition only, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. For the avoidance of doubt, a Subsidiary shall not be considered to be an Affiliate.
“Agreement” is defined in Section 1(a).
“Anti-Corruption Laws” is defined in Section 5.16(b).
“Anti-Money Laundering Laws” is defined in Section 5.16(b).
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Laws” means all laws, ordinances or governmental rules or regulations to which the Company and its Subsidiaries are subject.
“Applicable Provision” is defined in Section 23.3(b).
“Blocked Person” is defined in Section 5.14(a).
“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Düsseldorf, Germany or Amsterdam, The Netherlands are required or authorized to be closed.
“Cash Equivalents” means cash invested temporarily in various instruments that are (i) short-term and highly liquid , (ii) are not subject to any Lien, and (iii) to the extent they are not guaranteed by one of the German deposit insurance schemes or another insurance deposit scheme in a Permitted Jurisdiction, are rated at least A or A1 by Standard and Poor’s or A2 or P1 by Moody’s Investor Service.
“Change of Control” is defined in Section 8.8.
“CISADA” means the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, United States Public Law 111195, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement, and includes any successor that becomes such in the manner prescribed in Section 10.2.
“Change of Control Notice” is defined in Section 8.8.
“Competitor” means any Person (other than any Purchaser) who is substantially engaged in the businesses of the Company or any Subsidiary as more fully described in the Memorandum and/or other activities reasonably related thereto provided that:

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(a)    the provision of investment advisory services by a Person to a Plan or Non-U.S. Plan which is owned or controlled by a Person which would otherwise be a Competitor shall not of itself cause the Person providing such services to be deemed to be a Competitor if such Person has established procedures which will prevent confidential information supplied to such Person by any member of the Group from being transmitted or otherwise made available to such Plan or Non-U.S. Plan or Person owning or controlling such Plan or Non-U.S. Plan; and
(b)    in no event shall an Institutional Investor which maintains passive investments in any Person which is a Competitor be deemed a Competitor it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Institutional Investor to be a “Competitor”.
“Confidential Information” is defined in Section 21.
“Consolidated EBIT” means, in respect of any Testing Period, the consolidated net income of the Group:
(a)    adding provisions for income tax;
(b)    adding any extraordinary expenses (including but not limited to business integration, acquisition related and restructuring costs);
(c)    deducting extraordinary income;
(d)    adding share based compensation expense;
(e)    adding losses from equity method investees;
(f)    deducting gains from equity method investees;
(g)    adding losses on foreign currency transactions;
(h)    deducting gains on foreign currency transactions;
(i)    adding interest expense; and
(j)    deducting interest income,
in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and so that no amount shall be added or deducted more than once.
“Consolidated EBITDA” means, in respect of any Testing Period, Consolidated EBIT for that Testing Period after adding back any amount attributable to the

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amortization or depreciation of assets of members of the Group, and subject to a pro forma adjustment in case of acquisitions and permitted disposals of any business or company.
“Consolidated Indebtedness” means, at any time of determination thereof, the Indebtedness (but only the Indebtedness mentioned in items (a) through (d) and (h) of the definition of Indebtedness or any other obligation that would be classified as financial debt under applicable GAAP) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means the sum of the assets of the Group as shown in the most recent consolidated financial statements published by the Company.
“Consolidated Total Net Debt” means, at any time of determination thereof, Consolidated Indebtedness at such time minus the aggregate of all cash and Cash Equivalents of all members of the Group (determined in accordance with GAAP) at such time, and so that no amount shall be added or deducted more than once.
“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Convertible Bonds” means the convertible bond issued by QIAGEN Finance (Luxembourg) S.A. in aggregate principal amount of $144,999,000 and the convertible bond issued by QIAGEN Euro Finance (Luxembourg) S.A. in aggregate principal amount of $300,000,000.
“Convertible Bond Removal Date” means the date upon which the Convertible Bonds have been fully repaid, converted into equity or otherwise no longer exist.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest first stated in clause (a) of the first paragraph of the Notes and (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.

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“Disposition” is defined in Section 10.3.
“Dollars”, “U.S.$” or “$” means lawful money of the United States of America.
“Dutch General Banking Conditions” is defined in Section 10.4(l).
“Elevated Interest Rate” means a rate which is higher than the coupon rate of the applicable Note in accordance with the following increments:

Leverage Ratio	Increase to Interest Rate
Less than or equal to 3.00:1	No change
Greater than 3.00:1 but less than or equal to 3.25:1	+ 0.25%
Greater than 3.25:1 but less than or equal to 3.50:1	+ 0.50%
Greater than 3.50:1 but less than or equal to 3.75:1	+ 0.75%
Greater than 3.75:1	+ 1.00%

“Elevated Ratio” is defined in Section 10.7.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

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“euro” or “€” means the unit of single currency of the Participating Member States.
“Event of Default” is defined in Section 11.
“Finance Subsidiary” means a Subsidiary which (a) has been formed for the purpose of, and whose primary activities are, the issuance of debt obligations to Persons other than Affiliates and the lending of net proceeds of such debt obligations to the Company and/or any Subsidiary Guarantor and/or any other Subsidiary and activities related thereto, and (b) has no significant assets other than promissory notes evidencing such loans.
“Finance Subsidiary Indebtedness” means any Indebtedness of a Finance Subsidiary, to the extent that the net proceeds thereof are lent on to the Company and/or any Subsidiary Guarantor.
“Foreign Activities Laws” is defined in Section 5.14(a).
“Forms” is defined in Section 13.
“GAAP” means in respect of the consolidated annual financial statements of the Company, US-GAAP or IFRS, depending on which ever the Company uses in its relevant filings with the Securities Exchange Commission; in respect of the unconsolidated annual financial statements of the Company, IFRS; and in respect of any other financial statements generally accepted accounting principles in the jurisdiction of incorporation of the relevant member of the Group or, if permitted under the jurisdiction of such Subsidiary, US-GAAP or IFRS, in each case as in effect from time to time.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or The Netherlands or any State or other political subdivision of either thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Group” means the Company and its Subsidiaries for the time being. For the avoidance of doubt, the Group does not include PreAnalytiX GmbH (Switzerland) to

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the extent it would only qualify as a Subsidiary under paragraph (c) of the definition thereof due to certain advisory work the Company performs for that joint venture.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

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“IFRS” means international accounting standards within the meaning of the Regulation (EC) No 1606/2002 of the European Parliament and of the Council of 19 July 2002 to the extent applicable to the relevant financial statements.
“Indebtedness” means any indebtedness for or in respect of:
(a)    moneys borrowed;
(b)    any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)    any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance lease or capital lease other than any lease which, in accordance with GAAP as at the date of this Agreement, would have been treated as an operating lease;
(e)    receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);
(f)    acquisition costs of any asset to the extent payable before or after the time of acquisition or possession by the party liable where arranged primarily as a method of raising finance except where payment is advanced or deferred for not more than 120 calendar days;
(g)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in connection with interest or currency hedges (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)    any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing for the primary purpose of raising financial indebtedness or otherwise classified as borrowings under GAAP;
(i)    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any items referred to in paragraphs (a) to (h) above; and
(j)    the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

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“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Knowledge” means, with respect to the Company, to the knowledge of a Responsible Officer.
“Leverage Ratio” means the ratio of Consolidated Total Net Debt as at any Quarter Date to Consolidated EBITDA for such Testing Period.
“Lien” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other in rem security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Make-Whole Amount” is defined in Section 8.7.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business or assets of the Company and its Subsidiaries taken as a whole, which could adversely affect the ability of the Company and the Subsidiary Guarantors to fulfill their payment obligations under the Notes and Subsidiary Guaranty Agreements; or (b) the validity or enforceability of this Agreement or the Notes or the rights and remedies of the holders under this Agreement or the Notes.
“Material Subsidiary” means any Subsidiary which accounts for more than (i) 5% of the Consolidated Total Assets of the Group or (ii) 5% of consolidated revenue of the Group determined on a consolidated basis in accordance with GAAP.
“Memorandum” is defined in Section 5.3.
“Modified Make-Whole Amount” is defined in Section 8.7.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

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“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“New Property” is defined in Section 10.4(g).
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1(a).
“Noteholder Sanctions Violation” is defined in Section 10.8.
“OFAC” means the Office of Foreign Assets Control, US Department of the Treasury.
“OFAC Event” means any amendment to, or change after the date of this Agreement in, the laws or regulations of OFAC or any Foreign Activities Laws, or any amendment to or change after the date of this Agreement in the official administration, interpretation or application of such laws or regulations.
“OFAC Listed Person” is defined in Section 5.14(a).
“OFAC Sanctions Laws” is defined in Section 5.16(a).
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Jurisdiction” means (a) the United States of America, any State thereof or the District of Columbia, (b) Canada or any Province thereof, (c) any member of

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the European Union as of December 31, 2003 (except Greece, Italy, Portugal and Spain), (d) Jersey, (e) Switzerland, (f) Australia and (g) New Zealand.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pre-Default GAAP” is defined in Section 23.3(b)(ii).
“Principal Bank Facility” means (a) that certain €400,000,000 Syndicated Multicurrency Revolving Credit Facility Agreement dated December 22, 2011 among the Company, Qiagen Deutschland Holding GmbH, Qiagen North American Holdings, Inc., Deutsche Bank AG, Goldman Sachs Bank USA and Unicredit Bank AG, as coordinators, the financial institutions named therein as bookrunners, mandated lead arrangers and lenders and Deutsche Bank Luxembourg S.A. as facility agent, as the same may be amended, supplemented, renewed, extended or modified from time to time, and (b) any other facility (including any renewal or extension of a then existing facility) entered into on or after the date of the Closing by the Company or any Material Subsidiary in a principal amount equal to or greater than $100,000,000 (or its equivalent in any other currency), but excluding any such facility entered into solely for cash management or similar purposes in the ordinary course of business that provides a netting or cash pooling arrangement by and among the Company and its Subsidiaries in respect of the Indebtedness under such facility. If any such facility entered into after the date of the Closing provides for both a cash management netting arrangement as described above and other Indebtedness not subject to netting arrangements, the determination of whether such facility constitutes a Principal Bank Facility will be based solely upon the principal amount of such other Indebtedness.
“Prohibited Subsequent Actions” is defined in Section 10.8.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” is defined in the first paragraph of this Agreement.

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“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates of the financial year of the Group.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that is an “accredited investor” within the meaning of Regulation D of the Securities Act and (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates or any Competitor).
“Responsible Officer” means any Senior Financial Officer, the Secretary and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Sanctions Prepayment Notice” is defined in Section 8.9.
“Sanctions Prepayment Date” is defined in Section 8.9.
“Sanctions Prepayment Response Date” is defined in Section 8.9.
“SDN List” is defined in Section 5.14(a).
“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“series” means one or all of the Series A Notes, the Series B Notes or the Series C Notes, as the context requires.

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“Series A Notes” is defined in Section 1(a).
“Series B Notes” is defined in Section 1(a).
“Series C Notes” is defined in Section 1(a).
“Significant Acquisition” means the acquisition of assets by the Company and/or its Subsidiaries (whether by a single transaction or a number of related transactions whether at the same time or over a period of time) whereby the cost of such assets equals or exceeds $150,000,000 (or its equivalent in the relevant currency of payment).
“Source” is defined in Section 6.2.
“Subsidiary” means an entity of which another Person has direct or indirect control. One Person being “controlled” by another means that the second one:

(a)    owns (legally or beneficially, directly or indirectly) more than 50% of the equity share capital of the first;

(b)    has the right to exercise more than 50% of the voting rights of the first;
(c)    otherwise is able to direct the affairs or to appoint or dismiss the majority of the members of a managerial, administrative or supervisory board of the first; or

(d)    is a Subsidiary of another Subsidiary of the first.

Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” is defined in Section 1(b).
“Subsidiary Guarantor Indebtedness” means Indebtedness of a Subsidiary Guarantor that has provided an opinion or opinions of special counsel in all applicable jurisdictions to the combined effect that such Subsidiary Guarantor's payment obligations under its Subsidiary Guaranty Agreement rank at least pari passu with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor, subject to any customary and reasonable exceptions and assumptions of the type set forth in the opinions referenced in Section 4.4; provided that to the extent that the Subsidiary Guarantor’s payment obligations under its Subsidiary Guaranty Agreement are limited by local law in a manner that such payment obligations do not rank at least pari passu (subject to the aforementioned customary and reasonable exceptions and assumptions or any other exceptions and

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assumptions which are also applicable to such other relevant Indebtedness of such Subsidiary Guarantor) with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor, the amount of Subsidiary Guarantor Indebtedness shall be limited to the amount of Indebtedness of such Subsidiary Guarantor which would rank pari passu with (or subordinate to) (subject to any of the aforementioned exceptions and assumptions), the Notes under such local law.
“Subsidiary Guaranty Agreement” means a Subsidiary Guaranty Agreement of any Subsidiary Guarantor, substantially in the form of Exhibit 1(b).
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Taxing Jurisdiction” is defined in Section 13.
“Tax Prepayment Notice” is defined in Section 8.3.
“Testing Period” means each period of 12 months ending on a Quarter Date.
“US-GAAP” means generally accepted accounting principles in the United States of America.
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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Form of Series A Note
QIAGEN N.V.
3.19% SERIES A SENIOR NOTE DUE OCTOBER 16, 2019
No. RA-[_____]                                 [Date]
U.S.$[_______]                             PPN: 74733D A*1
FOR VALUE RECEIVED, the undersigned, QIAGEN N.V. (herein called the “Company”), a limited liability company incorporated under the laws of The Netherlands with corporate seat in Venlo, The Netherlands, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] U.S. DOLLARS (or so much thereof as shall not have been prepaid) on October 16, 2019, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.19% per annum from the date hereof, payable semiannually, on the 16th day of April and October in each year, commencing with the April 16 or October 16 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.
Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of October 16, 2012 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the

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representations set forth in Section 6 of the Note Purchase Agreement (other than the first sentence of Section 6.1(a)). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The rate of interest referred to above is subject to adjustment from time to time pursuant to Section 10.6 of the Note Purchase Agreement.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
The payment of this Note may from time to time be guaranteed by certain Subsidiary Guarantors.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

QIAGEN N.V.

________________________________Name:
Title:

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Form of Series B Note
QIAGEN N.V.
3.75% SERIES B SENIOR NOTE DUE OCTOBER 16, 2022
No. RB-[_____]                                  [Date]
U.S.$[_______]                             PPN: 74733D A@9
FOR VALUE RECEIVED, the undersigned, QIAGEN N.V. (herein called the “Company”), a limited liability company incorporated under the laws of The Netherlands with corporate seat in Venlo, The Netherlands, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] U.S. DOLLARS (or so much thereof as shall not have been prepaid) on October 16, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.75% per annum from the date hereof, payable semiannually, on the 16th day of April and October in each year, commencing with the April 16 or October 16 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.
Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of October 16, 2012 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (other than the first

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sentence of Section 6.1(a)). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The rate of interest referred to above is subject to adjustment from time to time pursuant to Section 10.6 of the Note Purchase Agreement.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
The payment of this Note may from time to time be guaranteed by certain Subsidiary Guarantors.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

QIAGEN N.V.

________________________________Name:
Title:

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EXHIBIT 1(a)(iii)

Form of Series C Note
QIAGEN N.V.
3.90% SERIES C SENIOR NOTE DUE OCTOBER 16, 2024
No. RC-[_____]                                  [Date]
U.S.$[_______]                             PPN: 74733D A#7
FOR VALUE RECEIVED, the undersigned, QIAGEN N.V. (herein called the “Company”), a limited liability company incorporated under the laws of The Netherlands with corporate seat in Venlo, The Netherlands, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] U.S. DOLLARS (or so much thereof as shall not have been prepaid) on October 16, 2024, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.90% per annum from the date hereof, payable semiannually, on the 16th day of April and October in each year, commencing with the April 16 or October 16 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Modified Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand) at a rate per annum from time to time equal to the Default Rate.
Payments of principal of, interest on and any Make-Whole Amount or Modified Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or any successor thereto or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of October 16, 2012 (as from time to time amended, the “Note Purchase Agreement”), by and among the Company and the respective Purchasers named therein, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement (other than the first

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EXHIBIT 1(a)(iii)

sentence of Section 6.1(a)). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

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This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The rate of interest referred to above is subject to adjustment from time to time pursuant to Section 10.6 of the Note Purchase Agreement.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
The payment of this Note may from time to time be guaranteed by certain Subsidiary Guarantors.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

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This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

QIAGEN N.V.

________________________________

Name:

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Title:

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